hecho de que tales datos pueden ser cedidos a aquellas administraciones Públicas que de conformidad con una norma con rango de Ley tenga derecho a ellos. El Notario garantiza los derechos de acceso, rectificación, cancelación y oposición, ejercitables por el interesado afectado, y a salvo los que legalmente han de estar a disposición de Administraciones Públicas, Jueces y Tribunales, o los que sean inexcusables para el ejercicio de la función notarial. Leído cuanto antecede por el compareciente, previa su elección, lo encuentra conforme con su voluntad y firma conmigo el Notario. De haber identificado al compareciente por el medio supletorio de su documento de identidad por el mismo presentado y al principio reseñado, de que el consentimiento ha sido prestado libremente, de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada del otorgante e interviniente, y en cuanto proceda de lo demás consignado en esta escritura que queda extendida en tres folios de papel timbrado del Estado exclusivo para documentos notariales, serie 7K números 2075465, el siguiente en orden y el del presente, yo el Notario DOY FE.